UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 3 TO THE FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 LIONS GATE LIGHTING CORP.
(Exact name of registrant as specified in its charter)

Nevada	5063	47-0930829
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200- 375 Water Street, Vancouver, BC, Canada V6B-5C6 (604) 678-6880
(Address and telephone number of registrant's principal executive offices)

The Nevada Agency and Trust Company Suite 880- 50 West Liberty, Reno Nevada 89501 Telephone: 775-322-0626

(Name, address and telephone number of agent for service)

Copy of communications to:

Clark Wilson LLP
Attn: Cam McTavish, Esq.
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604-687-5700

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If delivery of the properties is expected to be made pursuant to Rule 434, please check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	5,000,000	$0.01	$50,000	$5.35
Total Registration Fee				$5.35

(1)

An indeterminate number of additional shares of common stock shall be issue-able pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Based on the last sales price on June 30, 2005. The selling stockholders will sell their shares of our common stock at a price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on the market or securities exchange, and we have not applied for listing or quotation on the public market.

(3)	Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject to Completion

____, 2007

LIONS GATE LIGHTING CORP.

A NEVADA CORPORATION

5,000,000 SHARES OF COMMON STOCK OF LIONS GATE LIGHTING CORP.

_________________________________

This prospectus relates to 5,000,000 shares of common stock of Lions Gate Lighting Corp., a Nevada corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from our company in private offerings that were exempt from the registration requirements of the Securities Act of 1933. We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. Additionally, we cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for the expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____, 2007.

                The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                As used in this prospectus, the term “LG Lighting” means LG Lighting Corp. and the terms “we”, “us”, “our”, “the company” and “Lions Gate Lighting” mean Lions Gate Lighting Corp.

As used in this prospectus, the term “Sunway Lighting” means Sunway Lighting Technology Co., LTD. All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

We were incorporated in the State of Nevada on May 2, 2005 and commenced operations commensurate with the incorporation of LG Lighting Corp. Our wholly-owned subsidiary, LG Lighting, was incorporated in British Columbia, Canada on May 11, 2005. Through LG Lighting, we sell a range of light emitting diode (“LED”) and fluorescent lighting products, and accessories as well as signage products. We are a non-exclusive distributor of lighting and signage products that are manufactured by our sole supplier, Sunway Lighting Technology Co., Ltd. LG Lighting targets various wholesalers, distributors and retailers based on the competitive pricing of the individual products. We focus primarily on the British Columbia market for lighting and signage products while utilizing our website to access the broader North American market. Through our website “lglcorp.com” we offer information on our products and a means of contact. Information contained in our website does not form part of this prospectus.

The address of our resident agent in Nevada is located at West Liberty, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626). Our principal executive offices are located at 200 – 375 Water Street, Vancouver, British Columbia, Canada V6B 5C6. Our telephone number is 604.678.6880.

We are an operating company. In order to fund our plan of operation, we anticipate that we will require an additional $59,000 to $105,000 in funding through the next twelve month period.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the consolidated financial statements for the period ended February 28, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 5,000,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until our common stock is quoted on the OTC Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Additionally, our company cannot provide any assurance that our common stock will be traded on the OTC Bulletin Board. Please see the Plan of Distribution section at page 16 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

There were 8,000,000 shares of our common stock issued and outstanding as at January 3, 2007.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

The following information represents selected audited financial information for our company for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006 and selected unaudited financial information for our company for the six month period ended August 31, 2006. The summarized consolidated financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Plan of Operation” beginning on page 27 of this prospectus.

	From May 2, 2005 (Date of Inception) to February 28, 2006	Six Months Ended August 31, 2006
Revenue(1)	$17,110	$7,552
Net Loss for the Period	$35,533	$29,158
Loss Per Share - basic and diluted	$0.00	$0.00

	As at February 28, 2006	As at August 31, 2006
Working Capital (Deficiency)	$17,022	$(5,710)
Total Assets	$40,270	$13,986
Total Number of Issued Shares of Common Stock	8,000,000	8,000,000
Deficit	$35,533	$64,691
Total Stockholders’ Equity (Deficiency)	$20,946	$(3,356)

(1)	All revenue reported is revenue generated by our subsidiary, LG Lighting.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR BUSINESS

We have had minimal revenues from operations and if we are not able to obtain further financing we may be forced to scale back or cease operations or our business operations may fail.

To date we have not generated significant income from our operations and we have been dependent on sales of our equity securities to meet the majority of our cash requirements. From our date of inception on May 2, 2005 to our fiscal year ended February 28, 2006, we generated $17,110 in revenue from the sale of lighting and signage products and $7,552 during the six months ended August 31, 2006. As at August 31, 2006, we had cash of $656 and a working capital deficiency of $5,710. We expect to generate limited cash flow from operations in the foreseeable future until we are successful at the execution of our business plan. We estimate that we will require between $59,000 and $105,000 to carry out our business plan for the next twelve month period. Because we cannot anticipate when we will be able to generate significant revenues from sales, we will need to raise additional funds to continue to develop our website to respond to competitive pressures, to sign distribution agreements with distributors and wholesalers of lighting and signage products or to respond to unanticipated requirements or expenses. If we are not able to generate significant revenues from the sale of lighting products, we will not be able to maintain our operations or achieve a profitable level of operations.

We have only commenced our business operations in May, 2005 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

We have a limited operating history. Our operating activities since our incorporation on May 2, 2005 consisted primarily of product negotiations and sampling, followed by structuring of our marketing efforts and company systems. Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainties regarding our level of future revenues and our inability to budget expenses and manage growth accordingly and our inability to access sources of financing when required and at rates favorable to us. Our limited operating history and the highly competitive nature of the lighting industry make it difficult or impossible to predict future results of our operations. We may not establish a clientele that will make us profitable, which may result in the loss of some or all of your investment in our common stock.

The fact that we have only generated limited revenues since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ report in connection with our audited consolidated financial statements.

We have generated limited revenues since our inception on May 2, 2005. Since we are still in the early stages of operating our company and because of the lack of operating history at February 28, 2006, our independent auditors’ report includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until our products gain significant popularity. Between May 2, 2005 and June 30, 2005, we raised $53,000 through the sale of shares of our common stock. We estimate our average monthly operating expenses, not including one time expenses in marketing and in completing construction of our website (approximately $1,500 a month), to be between $5,000 and $8,750 per month. We will not be able to expand our operations beyond current levels without generating significant revenues from our current operations or obtaining further financing. Our primary source of funds has been the sale of our common stock. We cannot assure that we will be able to generate enough interest in our website and products by consumers of lighting products. If we cannot attract a significant customer base, we will not be able to generate any significant revenues or income. In addition, if we are unable to establish and generate material revenues, or obtain adequate future financing, our business will fail and you may lose some or all of your investment in our common stock. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on the financial statements for the period ended February 28, 2006.

We will need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to scale back or cease operations or discontinue our business.

We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing when such funding is required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of our product selection and our business model. Furthermore, there is no assurance that we will not incur further debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, thereby jeopardizing our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to maintain our operations, which might result in the loss of some or all of your investment in our common stock.

Our company anticipates that the funds that were raised from private placements by way of 33 subscription agreements entered into between May 2, 2005 and June 30, 2005 will not be sufficient to satisfy our cash requirements for the next twelve month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.

we incur unexpected costs in expanding our territories through sample orders we must subsidize, which costs amounted to $765 during the period from inception on May 2, 2005 to the fiscal year ended February 28, 2006 and $1,170 during the six months ended August 31, 2006;

2.	we incur delays and additional expenses as a result of technology failure;
3.	we are unable to create a substantial market for our products; or
4.	we incur any significant unanticipated expenses.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan, expanding our business operations and ultimately achieving a profitable level of such operations.

We will depend almost exclusively on outside capital to pay for the continued development and marketing of our products. Such outside capital may include the sale of additional stock, shareholder advances and/or commercial borrowing. There can be no assurance that capital will continue to be available if necessary to meet these continuing development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may not be able to expand or continue our lighting and signage product sales operations and so may be forced to scale back or cease operations or discontinue our business.

Our company relies on a single supplier who supplies our company with all of the products we sell and as a result, we could be adversely affected by changes in the cost of the suppliers’ products, the financial condition of the supplier or by the deterioration or termination of our relationship with the supplier.

Our sole supplier, Sunway Lighting of Guangdong Province, China, supplied our company with all of the products that our company sold during the year ended February 28, 2006 and the six month period ended August 31, 2006. Sunway Lighting manufactures its products and develops the technologies within such products. In addition, Sunway Lighting also supplies lighting products from other manufacturers. As of January 3, 2007, Sunway Lighting supplied our company with products from five additional manufacturers in addition to products manufactured directly by Sunway Lighting. A significant decline in our supplier’s financial condition, a material rise in the cost of its prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with Sunway Lighting deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by Sunway Lighting, our results of operations could be adversely affected.

Any changes in the political and economic policies of, or any new regulations implemented by, the Chinese governments, could affect, or even restrict, the operation of our business and our ability to generate revenues.

Our company relies on Sunway Lighting, a manufacturer and distributor located in China, as the single supplier of the products which our company imports and distributes. Accordingly, our business, results of operations and financial conditions are affected to a significant degree by the economic, political and legal developments in China.

Since the late 1970s, the Chinese governments have been reforming China’s economic system. Although we believe that economic reform and the macroeconomic measures adopted by the Chinese governments have had and will continue to have a positive effect on economic development in China, there can be no assurance that the economic reform strategy will not from time to time be modified or revised. Some modifications or revisions, including the adoption of governmental regulations affecting the export of products that our company purchases, could have a material adverse effect on our business. Furthermore, there is no guarantee that the Chinese governments will not impose other economic or regulatory controls that would have a material adverse effect on our business. Any changes in the political, economic and social conditions in China, changes in policies by the Chinese governments or changes in the laws and regulations imposed on the business of manufacturing and distributing lighting products and accessories could affect the manner in which we operate our business and restrict or prohibit transactions initiated or conducted by us. Any such changes or new regulations could affect our ability to purchase, import and distribute such products and therefore affect our ability to generate revenues.

Our company has entered into two verbal agreements with consultants who provide our company with various business development, marketing, sales and corporate administrative functions. Our company may become subject to a dispute over the terms and interpretations of such verbal agreements and we may be unsuccessful or unable to bring a legal claim against such parties and any claim brought against us may be difficult to defend.

Currently, we have entered into verbal consulting agreements with Cameron Fraser and Robert McIsaac, who provide our company with various business development, marketing, sales and corporate administrative functions. Cameron Fraser, a shareholder and son of director Robert Fraser, was paid $11,220 in consulting fees during the period from May 2, 2005 to February 28, 2006. Robert McIsaac, a director of our company, was paid $11,300 in consulting fees during the period from May 2, 2005 to February 28, 2006. We also paid $800 to Mr. McIsaac and $4,649 to Mr. Fraser for consulting services during the six months ended August 31, 2006. Our company does not consider the services and the amounts paid for such services to be material to our operations for the relevant periods. As a result, we do not intend to formalize such verbal agreements to writing. Our company, however, may become subject to a dispute over the terms and interpretations of such verbal agreements. If our company becomes subject to a dispute in regards to the terms and interpretations of such verbal agreements, it may be difficult for our company to demonstrate that such agreements are based upon our particular interpretation of such terms. As a result, it may be difficult for our company to enforce any terms of the verbal agreements in circumstances where the consultant disagrees with our interpretation. We may therefore be unable or unsuccessful in bringing legal claims against such persons if we determine they have breached the agreements. Alternatively, any legal claim brought against us may be difficult to defend due to the fact that there is a lack of written material to substantiate a defense. Any litigation, whether successful or unsuccessful, could result in substantial costs and a diversion of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in increased costs to our company.

Two of our directors and officers are engaged in other business activities and accordingly may not devote sufficient time to our business affairs, which may affect our ability to conduct operations and generate revenues.

Two of our directors and officers are involved in other business activities. Robert Fraser, our Chief Executive Officer, President and director spends approximately 25 hours, or 50%, of his business time on the management of our company and William Grossholz, our Secretary, Treasurer and director, spends approximately 15 hours, or 30%, of his business time on the management of our company. As a result of their other business endeavors, Mr. Fraser and Mr. Grossholz may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. In addition, the management of our company may be periodically interrupted or delayed as a result of Mr. Fraser’s or Mr. Grossholz’s other business interests.

All of our assets and all of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

All of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

If we are unable to protect our internet domain name, our efforts to increase public recognition of our brand may be impaired.

We currently hold the internet domain names “lglcorp.com” and “lglcorp.ca”. The acquisition and maintenance of domain names generally is regulated by governmental agencies and their designees. The regulation of domain names in Canada and in foreign countries is subject to change. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we intend to conduct business. This could impair our efforts to build brand recognition and to increase traffic to our website and sales. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to our domain names, and infringing upon or otherwise decreasing the value of any future trademarks or other proprietary rights that we may develop. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. Any claims, by or against us, could be time consuming and costly to defend or litigate, divert our attention and resources and result in the loss of goodwill associated with our trade names.

The establishment and maintenance of wholesale and distributor relations in the lighting and/or signage business will be essential to the success of the business.

We offer lighting and signage products to distributors and wholesalers through our marketing efforts, both on and off the internet. As of January 3, 2007, we have not entered into any distribution or wholesale agreements but we have sold products to three customers on a reoccurring basis. Since we expect that in the future, substantially all of our revenues will be generated from product sales through distributors and/or wholesalers, it is vital that we have a flexible relationship with potential distributors and wholesalers in the industry. We believe that establishing and maintaining professional working relationships that are flexible for both parties will help increase the awareness of our lighting and signage products. Promotion of our products will depend largely on our success in managing samples and systems that best support our future distributors and wholesalers. In order to attract and retain wholesalers of our products and to promote and maintain our relationships in response to competitive pressures, we may increase our financial commitment to expanding and developing our business systems. If we are unable to provide high quality, competitively priced lighting products, or otherwise fail to establish and maintain our industry relationships, incur excessive expenses in an attempt to improve, or promote and maintain our systems, we will not achieve profitable operations and you may lose some or all of your investment in our common stock.

Although we anticipate that the majority of our business in the future will be based upon agreements with distributors and wholesalers, all of our revenues that we have generated to date has been with three retail customers, and the loss of such customers at our early stage of operations could significantly reduce our revenues that we generate in the near future.

To date, our revenues have been generated from three categories of customers: retail customers (11 customers), potential distributor/wholesalers (19 customers) and repeat order distributor/wholesalers (3 customers.) During our fiscal year ended February 28, 2006, we sold 3%, 19% and 78% respectively to the three categories and 0%, 1% and 99% to the three categories respectively during the six months ended August 31, 2006. The repeat customers consist of Infinite Lighting Inc., Ancient Mariner Industries Ltd. and Smakk Outdoors (a proprietorship.) During our fiscal year ended February 28, 2006, we sold 44%, 28% and 6% respectively to the three customers and 99%, 0% and 0% respectively during the six months ended August 31, 2006. Subsequent to our quarter ended May 31, 2006, we commenced a lawsuit against Ancient Mariner Industries for their failure to pay our account, which lawsuit is described under the heading “Legal Proceedings” on page 18 of this prospectus. The loss of Ancient Mariner Industries or any of our other customers or their default in payment could significantly reduce our net sales and harm our operating results. Our customer relationships have been developed over a relatively short period of time and we cannot guarantee that we will have good relations with our customers in the future.

If our operations are disrupted by technological or other problems, we may not be able to generate revenues from the sale of our products.

Our systems could be overwhelmed or could fail for any number of reasons. We currently promote our products through the internet, and rely on the use of email to send distributors and wholesalers information regarding our products. We may not be able to expand our on-line marketing efforts, and may suffer obstacles in marketing on-line should the following circumstances occur:

1.	a power or telecommunications failure;
2.	human error; or
3.	a fire, flood or other natural disaster.

Additionally, our computer systems and those of the third parties on which we depend may be vulnerable to damage or interruption due to sabotage, computer viruses or other criminal activities or security breaches.

The computer servers which house our incoming email and our website are provided through In Vancouver Web Services, a non-related, Vancouver based company. If the systems of this company slow down significantly or fail even for a short time, our customers would suffer delays in data access. These delays could damage our reputation and cause customers to choose other lighting product suppliers. We currently do not have any property and business interruption insurance to compensate us for any losses we may incur. If any of these circumstances occur, then our ongoing operations may be harmed to the extent that we will be unable to sell our products through our website, and/or promote via email and, as a result, you may lose some or all of your investment in our common stock.

Because our officers, directors and principal shareholders control a large percentage of our common stock, such insiders have the ability to influence matters affecting our shareholders.

Our officers and directors, in the aggregate, beneficially own 37.5% of the issued and outstanding shares of our common stock. As a result, they have the ability to influence matters affecting our shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because the influence by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 common shares, of which 8,000,000 are issued and outstanding. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may adversely affect the market price of our common stock in a material manner.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 62.5% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above and the “Market for Common Equity and Related Stockholder Matters” section at page 37 for discussions of penny stock rules), the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 6 to 13, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-732-0330. The Securities and Exchange Commission maintains an internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission.

THE OFFERING

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 5,000,000 shares of common stock which were issued pursuant to several private placement offerings made by us pursuant to Regulation S promulgated under the Securities Act of 1933.

The selling stockholders will sell their shares of our common stock at a fixed price $0.01 per share until our common stock is quoted on the Bulletin Board, or listed for trading or quotation on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

DETERMINATION OF OFFERING PRICE

The selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation in the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The offering price of $0.01 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

USE OF PROCEEDS

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus. Our company estimates that the total costs that will be incurred by our company in connection with the registration statement and prospectus will be approximately $30,500.

DILUTION

The common stock to be sold by the selling stockholders is the 5,000,000 shares of common stock that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 5,000,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of January 3, 2007 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge. All of the selling stockholders are family, close personal friends or business associates of Robert Fraser, William Grossholz and Robert McIsaac and such individuals contacted each of the selling stockholders on an individual basis.

Name of Selling Stockholder and Position, Office or Material Relationship with Lions Gate Lighting Corp.(1)	Common Shares owned by the selling Stockholder(2)	Total Shares Registered Pursuant to this Offering	% of Total Shares owned by the Selling Stockholder	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(3)
				# of Shares	% of Class
Bruce Durnie	200,000	200,000	2.5%	Nil	0%
Darryl Flash	150,000	150,000	1.9%	Nil	0%
Doug Schmidt	150,000	150,000	1.9%	Nil	0%
Paul Durnie	150,000	150,000	1.9%	Nil	0%
Emily Amisano	200,000	200,000	2.5%	Nil	0%
Ken Harvey	50,000	50,000	0.6%	Nil	0%
Violetta Harvey	200,000	200,000	2.5%	Nil	0%
Sandra Foley	50,000	50,000	0.6%	Nil	0%
Greg Burnett	350,000	350,000	4.4%	Nil	0%
Beverlee Amisano	350,000	350,000	4.4%	Nil	0%
Brenda Hanson	200,000	200,000	2.5%	Nil	0%
Ken Petersen	150,000	150,000	1.9%	Nil	0%
Casey Whitworth	150,000	150,000	1.9%	Nil	0%
Gary Weeks	150,000	150,000	1.9%	Nil	0%
Peter Knowles	150,000	150,000	1.9%	Nil	0%
John Grossholz	150,000	150,000	1.9%	Nil	0%
Melina Grossholz	150,000	150,000	1.9%	Nil	0%
Charles Grossholz	150,000	150,000	1.9%	Nil	0%
Don Wong	200,000	200,000	2.5%	Nil	0%
Loretta Wong	150,000	150,000	1.9%	Nil	0%
Cameron Fraser	150,000	150,000	1.9%	Nil	0%
Brendan Fraser	150,000	150,000	1.9%	Nil	0%
Dustin Hicks	150,000	150,000	1.9%	Nil	0%
Jonathon Ye	200,000	200,000	2.5%	Nil	0%
Stephanie Scott	150,000	150,000	1.9%	Nil	0%
Al Hewer	150,000	150,000	1.9%	Nil	0%
Julie Shindale	150,000	150,000	1.9%	Nil	0%
Greg Shindale	150,000	150,000	1.9%	Nil	0%
Ashley Hewer	150,000	150,000	1.9%	Nil	0%
Margeret McIsaac	150,000	150,000	1.9%	Nil	0%
Totals:	5,000,000	5,000,000	62.5%

(1)

The respective selling security holders acquired their respective shares by way of private placement pursuant to subscription agreements that were entered into between our company and the respective selling stockholders between May 15, 2005 and June 30, 2005. We issued an aggregate of 5,000,000 common shares to the selling security holders at an offering price of $0.01 per share for gross offering proceeds of $50,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. We are subject to Category 3 of Rule 903 of Regulation S and accordingly, we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available.

(2)

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	Assumes all of the shares of common stock offered are sold. Based on 8,000,000 common shares issued and outstanding on January 3, 2007.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a fixed price of $0.01 per share until shares of our common stock are quoted on the OTC Bulletin Board, or listed for trading or quoted on any other public market, other than quotation on the pink sheets, and thereafter at prevailing market prices or privately negotiated prices. Our company, however, cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or on any other exchange. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

1.

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
3.	an exchange distribution in accordance with the rules of the exchange or quotation system;
4.	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
5.	privately negotiated transactions; and
6.	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act of 1933, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act of 1933 which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act of 1933, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement and prospectus including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of our common stock is the Nevada Agency and Trust Company with an address at 50 West Liberty Street, Suite 880, Reno, Nevada 89501 and telephone number of (775) 322-0626.

LEGAL PROCEEDINGS

Other than as stated below, as of January 3, 2007, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

On July 31, 2006, we filed a statement of claim in the Small Claims Court of British Columbia, Canada (registry file number 0613135) against Ancient Mariner Industries Ltd. and Ancient Mariner Glass Inc. As set out in the claim, we allege that the customer has not paid CDN$5,260.78, which we believe the respondents owe us for the purchase of goods from our company. On August 14, 2006, the respondents filed a counterclaim against our company for CDN$25,000 alleging the goods did not function as warranted. On August 28, 2006, we filed a reply to the respondents’ counterclaim stating that the respondents accepted delivery and the goods performed as warranted. We believe that there is no substantive merit to the counterclaims made by the respondents and we intend to vigorously pursue the action and defend the counterclaim.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Robert Fraser	President, Chief Executive Officer and Director	49	May 2, 2005
William Grossholz	Secretary, Treasurer and Director	49	May 2, 2005
Robert McIsaac	Director	45	May 2, 2005

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which they were employed.

Robert Fraser

Robert Fraser has extensive experience in sales, marketing and consulting in the networking and communication sectors. Mr. Fraser was Marketing Manager of Galaxy Multimedia Corp. from September 2004 to December 2005 until his promotion to President in December 2005, which position he held until June 2006. Galaxy Multimedia is a voice over internet protocol wholesale provider in Canada. Mr. Fraser is currently President of Canadian Financial Processing Inc., a British Columbia company, which position he has held since October 13, 2005. Mr. Fraser was the Chief Operating Officer for Corinex Communications Corp. from May 2002 to May 2004.

Corinex Communications is a research and development company specializing in networking products and services with world-wide sales. Mr. Fraser, with Corinex Communications, developed innovative models for marketing and distributing networking and other peripheral devices, involving manufacturing, sales channels and inventory financing. Prior to joining Corinex Communications, Mr. Fraser was President and Chief Executive Officer of AlphaStream Wireless Inc. from September 1999 to April 2002, a company marketing telecommunication products. In addition, Mr. Fraser has also been President of VOIP Technology Inc. and GWP Enterprises Ltd. both companies are in the telecommunication business marketing voice over internet protocol wholesale and retail long distance carrier services and equipment. Mr. Fraser also held a variety of positions from 1981 to 1996 at Dun & Bradstreet Canada, starting as a business analyst and culminating as Manager-Marketing Services. Dun & Bradstreet is considered a world leader in business information systems. Mr. Fraser was a consultant for VOIP Technology Inc., a British Columbia company, from May 2004 to September 2004. Mr. Fraser currently spends approximately 25 hours per week providing services to our company, which represents approximately 50% of his weekly working hours. He spends the remainder of his working hours working on various other business endeavors.

William Grossholz

William Grossholz is a Chartered Accountant registered with the Institute of Chartered Accountants in British Columbia with a strong financial management, administration, accounting and tax background. From September 2005 until present, Mr. Grossholz has managed the financial affairs of Hakai Networks Inc., a networking company targeting the cable television industry. Mr. Grossholz was also the Controller for Galaxy Multimedia Corp. from July 2005 to April 2006. Galaxy Multimedia is a voice over internet protocol wholesale provider in Canada. From July 2001 to July 2005, Mr. Grossholz was a founder and the Chief Financial Officer of the Chandler Development Group of companies, responsible for running the financial operations of the organization. Chandler Development Group is a $250,000,000 real estate development entity with numerous projects in British Columbia and the United States. Mr. Grossholz has been an Officer and Controller for the Canadian operations of Corinex Communications Corp. from May 2002 to May 2003. Corinex Communications is a research and development company specializing in networking products and services with world-wide sales. Mr. Grossholz has assisted in developing financing models for marketing and distributing networking and other peripheral devices. Mr. Grossholz was a director and Controller of AlphaStream Wireless Inc., from September 1999 to April 2002, a company marketing telecommunications products. In addition, Mr. Grossholz has also been a director of VOIP Technology Inc. and GWP Enterprises Ltd., both companies of which are in the telecommunications business, marketing voice over internet protocol wholesale and retail long distance carrier services and equipment. Mr. Grossholz operated a successful chartered accountancy practice in Vancouver for fourteen years, from May 1985 to June 2000, and spent two years as a Senior Business Auditor for the Canada Revenue Agency.

Mr. Grossholz currently spends approximately 15 hours per week providing services to our company, which represents approximately 30% of his working hours. He spends the remainder of his working hours working on various other business endeavors.

Robert McIsaac

Robert McIsaac has been an owner and operator of a trade company for the past 25 years, from 1980 to 2005, contracting in Whistler and Vancouver as Bob McIsaac professional Roofing Services. Mr. McIsaac managed all operations of the company including sales, collections, marketing and customer service. Mr. McIsaac brings fundamental technical knowledge relating to the lighting and signage industry as well as a sound understanding of the business aspects associated with the industry.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Promoters

The promoters of our company are our President and Chief Executive Officer Robert Fraser and our Secretary and Treasurer William Grossholz.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 3, 2007 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Robert Fraser 2445 Sunnyside View Abbotsford B.C, V2T 4K7 Canada	1,000,000	12.5%
William Grossholz 5759 Westport Road West Vancouver, B.C. V7W 2X7 Canada	1,000,000	12.5%
Robert McIsaac 3475 Fromme Road North Vancouver, B.C. V7K 2E4 Canada	1,000,000	12.5%
Directors and Officers (3) (as a group)	3,000,000	37.5%

(1)	Based on 8,000,000 shares outstanding as of January 3, 2007.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock with a par value of $0.001. As at January 3, 2007 we had 8,000,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Clark Wilson LLP, of 800-885 W Georgia Street, Vancouver, British Columbia, Canada, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have engaged the firm of Madsen & Associates, CPA’s Inc., Certified Public Accountants, to audit our financial statements for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006. There has been no change in the accountants and no disagreements with Madsen & Associates, CPA’s Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of Lions Gate Lighting Corp. included in this prospectus have been audited by Madsen & Associates, CPA’s Inc., of 684 East Vine St., #3, Murray, Utah 84107, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys’ fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. Our company may, in our discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our executive and head office is located at 200-375 Water Street, Vancouver, British Columbia, Canada, V6B 5C6. The office is provided to us at no cost by William Grossholz, the Secretary, Treasurer and a director of our company. This operating facility functions as our main operating facility. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future. We anticipate that we will continue to rent the premises without costs so long as the space requirements of our company do not require a larger facility.

DESCRIPTION OF BUSINESS

General

We were incorporated on May 2, 2005, in the State of Nevada. LG Lighting is our wholly-owned subsidiary which we incorporated as a British Columbia company on May 11, 2005. The results of operations of LG Lighting have been consolidated with the results of operations of our company. Following incorporation, we commenced the business of marketing lighting products and accessories throughout our target markets of North America in accordance with the terms of a distribution agreement between our company and Sunway Lighting. We are a non-exclusive distributor of lighting and signage products manufactured by Sunway Lighting.

Current Business

Through our subsidiary, LG Lighting, we sell a range of LED (Light-Emitting-Diode), fluorescent, and neon lighting products, lighting accessories and solutions for the signage industry. Our company currently targets the market of lighting and signage wholesalers, distributors and retailers primarily in British Columbia and the rest of North America through our website. We started with less than ten products and have grown to offer over 150 different products from five manufacturers, all of which are supplied to our company on a non-exclusive basis from

Sunway Lighting, our sole supplier. We currently sell our products to customers for resale in Canada and the United States and hope to expand into South America in the future.

Our company was conceived to supply products that represent the next step in the lighting and signage industries using LED technology. We have not wavered in this pursuit and have added additional products that utilize other lighting technologies such as neon and fluorescent units that offer additional energy savings to the end user of such products.

With limited resources, we primarily focus on the market in British Columbia while maintaining a presence on the internet with our website, and with strategic communications to wholesalers, distributors and retailers across Canada and in the United States. With further funding and sales, we hope to represent ourselves at numerous lighting and home shows in the local market and across North America and South America, which will expand our presence in such markets.

British Columbia has numerous businesses engaged in our target market, namely, the distribution of lighting and signage products. We intend to increase market share by using our ties with Sunway Lighting, our sole supplier of lighting and signage products, to underprice our competitors while continuing to offer high-quality lighting and signage products to wholesale companies, distributors and retailers of lighting and signage products. We also market such products to customers by emphasizing the cost savings available to them through the use of our products. Through our distribution agreement with Sunway Lighting, we have access to manufacturing capabilities in China where LED and all other lighting and signage technology are less expensive than fluorescent and neon lighting products manufactured in North America. The website of Wikipedia.com, located at http://en.wikipedia.org/wiki/LED, states in section 2.1 that LED’s have a long life span: typically ten years, twice as long as the best compact fluorescent bulbs and twenty times longer than the best incandescent bulbs. (Incandescent bulbs can also be made to last a long time by running at lower than normal voltage, but only at a high cost in efficiency; LED’s have a long life when operated at their rated power). The information contained in the website of Wikipedia.com does not form part of this prospectus. Sunway Lighting supplies our company with all of our products. Pursuant to the terms of our distribution agreement with Sunway Lighting, we purchase products on a non-exclusive and as-needed basis with the exception that we are required to purchase 10,000 units of products prior to May 5, 2007, being the two year anniversary date from entering into the distribution agreement.

Sunway Lighting Distribution Agreement

On May 5, 2005 we entered into a non-exclusive distribution agreement with Sunway Lighting of Guangdong, China to market, sell and distribute the full line of Sunway Lighting products and related products within North America and South America. Sunway Lighting also supplies our company with lighting products from five additional Chinese manufacturers.

The agreement requires our company to purchase 10,000 units of product from Sunway Lighting within two years of the signature date. As of January 3, 2007, we had purchased 3,604 units from Sunway Lighting. At our current rate of sales, we do not anticipate we will be in a position to fulfill our product purchase requirements under the distribution agreement. As a result, we are currently negotiating an extension with Sunway Lighting or, alternatively, an amendment to reduce the minimum number of products under the distribution agreement.

Under the agreement, we pay 100% of the products ordered in United States dollars prior to their shipment, except for certain sample products. Pursuant to the terms of the distribution agreement, we are responsible for:

1.	using our best efforts to market and sell Sunway Lighting products throughout the territory;
2.	ordering and maintaining minimum stock levels as determined by Sunway Lighting that are necessary to support distribution efforts;
3.	ensuring that appropriate personnel participate in distributor training sessions that may be offered by Sunway Lighting;

4.	furnishing Sunway Lighting with information relating to orders, sales, service, and inventory of products and product sales, budgets and forecasts from time to time as requested by Sunway Lighting;
5.	furnishing Sunway Lighting with market analysis and reports with respect to the applicable territory; and
6.	providing reasonable notice (60 days) of the intent to distribute, market and sell identical or similar products within the territory.

If requested by our company, Sunway Lighting may provide sales support services, such as systems engineering, programs management, and field service engineers. In addition, Sunway Lighting will repair or replace any defective product returned within one year of purchase, excluding:

1.	defects or damage resulting from use of the product other than in its normal manner;
2.	defects or damage from misuse, accident or neglect; or
3.	defects or damage from improper testing, operations, maintenance, installation, alteration, modification or adjustment.

Current and Anticipated sources of Revenue

There are nine categories of products that are currently offered by our company which consist of: flashlights, neon clocks, LED pool and spa lights, auto accessories, fluorescent lighting, signage products, power supplies and transformers, LED Christmas lights and LED residential and commercial lighting products. We have identified significant consumer interest in our “signage products” category, from which approximately 33% of our sales originated during the six months ended August 31, 2006. An additional 47% of our sales originated from our “auto accessories” category during the six months ended August 31, 2006. The bulk of these products are smaller, low-cost products that lend themselves to the retail market. The remaining 20% of our current revenue was spread among our other seven product lines. We currently offer approximately 140 products as at January 3, 2007 and we intend to expand our catalogue of products with the goal of increasing our available items to more than two-hundred products by February 28, 2007. New products may include items such as LED traffic signs, LED spa lighting packages and new LED RGB (Red-Green-Blue) light bulbs that are remote controlled. As Sunway Lighting supplies our company with a wide array of products and at reasonable prices, our company does not currently intend to seek other suppliers to provide our company with lighting products. In addition, Sunway Lighting supplies products of other manufacturers. As of January 3, 2007, we purchased Sunway Lighting products and products from five additional manufacturers, all of which were supplied to our company through Sunway Lighting.

Future products may also include refined LED E-27 and MR16 Bulbs, which are LED replacements for conventional screw-in and plug-in bulbs. These products are of interest to wholesalers, distributors and independent building contractors and suppliers. Our website currently has several LED replacement bulbs listed for sale but our company has only recently received our samples for distribution to potential customers. If demand for such products is high, we intend to ship direct from China to our customers on request.

Marketing

We market locally in person with demonstrations and sample products and market our products to the remainder of the North American market primarily through our website. For our local British Columbia market, we demonstrate to our potential customers how our LED and signage products are superior to not only regular incandescent lighting products, but also any other widely manufactured forms of lighting. Outside of our local market in British Columbia, Canada, we primarily use our website for marketing but also have flexible solutions for potential distributors who wish to sample our products. For example, a potential customer in the United States may purchase a sample of our product and have the cost of shipping the product subtracted from the cost of their next order as a goodwill gesture, saving the company money for pre-purchasing a sample. If the same company feels the market is slow for the product, but they still want test the market, they can simply sign a trial agreement for the product and we will send it to them for review. In this way we can appeal to the conservative customer and the customer who wishes to expand quickly into the markets we provide access to.

Aside from these marketing tools, we have also utilized the internet as a useful marketing tool. Our website, www.lglcorp.com, was initially designed to be utilized as a trial offering site, where any person could purchase samples of any of our products on-line. Information on our website does not form part of this registration statement-prospectus. We have since re-formatted the site to simply provide information to our prospective wholesalers, distributors and retailers, removing the option of payment through our website due to pricing conflicts and security concerns with our customers. Although customers cannot purchase products through our website, customers may purchase our products using PayPal, after we provide the customer with payment instructions. We have started to add additional information on our website including numerous pictures and we hope to add video displays in the near future. The website has yet to be marketed to its potential. However, it has already attracted the attention of a number of retailers and distributors who have since contacted us to order samples and purchase products. We hope to expand this site to include secured sections that would allow wholesalers and distributors to purchase samples upon request. We also list a number of products on independent websites to generate interest. For example we utilize www.alibaba.com, an award-winning website that acquired “Yahoo China” in October 2005. The website alibaba.com is an English-language website primarily serving small and medium-sized enterprises in the international trade community, with one million registered users from over 200 countries and territories. More than 500,000 people visit the site every day, most of them being buyers and importers looking to find and trade with sellers in China and other major manufacturing countries.

Technology

All technologies utilized within our products have either been developed or sourced and tested by our sole supplier in China, Sunway Lighting. Sunway Lighting and its management have twenty-five years experience with architectural and decorative lighting that use a variety of light sources and twenty-five years experience in the sign and advertising industry. More specifically, Sunway Lighting has over ten years experience in designing, manufacturing and testing LED products, and carries out thorough quality-control testing on all products that they manufacture and distribute. Combined with the ability to manufacture plastic products, and the ability to source other products we require for customers from the area of Guangdong, Sunway Lighting is an invaluable resource to our company.

Sunway Lighting is our sole supplier who supplied our company with all of the products that our company sold during the year ended February 28, 2006 and the six month period ended August 31, 2006 on a non-exclusive basis. Sunway Lighting is also the sole manufacturer and primary developer of the technologies in such products. A significant decline in our supplier’s financial condition, a material rise in the cost of its prices or a reduction in the number of products currently available could adversely affect our results of operations. In addition, if our existing relationship with Sunway Lighting deteriorates or is terminated in the future, and we are not successful in establishing a relationship with an alternative supplier at prices and products currently offered by Sunway Lighting, our results of operations could be adversely affected.

We host our website and email on servers co-located at Vancouver, British Columbia which are owned and operated by In-Vancouver Web Services Inc. On June 1, 2006, we paid approximately $161 to In Vancouver Web Services for web hosting services which includes 0.5 gigabytes of bandwidth and 100 megabytes of storage. Additionally, we paid In-Vancouver Web Services approximately $27 for domain linking of our website, www.lglcorp.com. The web hosting services are prepaid for one year and we are not required to pay any additional web hosting fees until June 1, 2007. There are numerous hosting companies all over North America that could meet our hosting needs, including Bell Canada, Net Nation and GoDaddy in the Vancouver, British Columbia area. In the event that In-Vancouver Web Services ceases operations or discontinues its business relationship with us, we will be able to resume services with another hosting company on substantially similar terms as currently exist between our company and In-Vancouver Web Services without significant disruption to our business.

Competition

Competition for LED products is intense among companies offering high-end and low-end products with a wide range of prices and quality. The bulk of lighting and signage suppliers often focus on a small list of products with little innovation and/or development of further products. Our company seeks out only those manufacturers who excel in the development of new lighting and signage technologies and products. In this way we can adapt to changes in the market, such as the current energy saving trend in North America.

Another aspect of our competition relates to the specific product. For example, our lighting solutions and signage product pricing competes strongly against various manufacturers of similar products, yet the bulk of our accessories compete strongly with wholesale pricing, but do not compete with manufacturer pricing. We have chosen to focus on marketing our products to wholesalers for our lighting and signage products, and distributors and retailers for our accessories. As such, we have flexibility in a variety of markets that are not saturated with similar products, such as the energy-saving products market.

The following table is an example of the cost-to-energy-savings of the new LED sign product technology available in our products versus similar products that utilize different technology currently sold by our competitors. We are comparing our suggested retail price on a sign of comparable size. Prices were obtained from our competitors’ websites as set out in the following table on January 3, 2007. The information contained in our competitors’ websites does not form part of this prospectus.

Product	Technology	Price Comparison	Life Span of Product	Energy Consumption of Product	Comparison of Annual Price for Life Span of Product
11 in by 14 in Sign www.instawares.com	Fluorescent	$178	2.5 Years	21 Watts	$71/year
24 in by 13 in Sign www.neoncentral.com	Neon	$240	2 Year	40 Watts	$120/year
12 in by 12 in Demo Sign Lions Gate Lighting Corp.	LED	$256	9 Years	1 Watt	$28/year

Growth Strategy

We plan on increasing our revenues by increasing our product offerings and our marketing efforts for each product. We plan to diversify and offer new, innovative and energy efficient products as described above. We plan to increase our product offerings and marketing efforts by offering LED color changing bulbs and LED traffic lights. We anticipate that we require approximately $1,000 for samples and $2,000 for marketing in regards to the LED color changing bulbs and approximately $1,000 for samples and $5,000 for marketing in regards to the LED traffic lights. The higher marketing costs in regards to the LED traffic lights address the fact that we believe it would take a longer time to establish a market. We anticipate that we will be able to commence sampling of the LED color changing bulbs in early February 2007 and we intend to actively market the products through our website during the winter and spring of 2007.

In the future, our company also hopes to expand into the commercial market and provide energy-saving lighting solutions to large-scale projects and developments. Our success will be largely dependent upon the marketing of our products to a variety of markets, the offering of additional products and/or technologies by our sole supplier and the establishment of relationships with wholesale clients.

Employees

Our company is currently operated by Robert Fraser as our President and Chief Executive Officer and William Grossholz as our Secretary and Treasurer. We periodically hire independent contractors to execute our marketing, sales, and business development functions. Our company may hire employees when circumstances warrant. At present, however, our company does not anticipate hiring employees in the near future.

Intellectual Property

We do not own any intellectual property.

PLAN OF OPERATION

The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled “Risk Factors” beginning on page 6.

Our audited and unaudited consolidated financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Incorporation of Lions Gate Lighting Corp. and LG Lighting Corp.

Lions Gate Lighting was incorporated on May 2, 2005 in the State of Nevada. On May 11, 2005, our company incorporated a wholly owned subsidiary, LG Lighting Corp., to carry on our business in Canada. At this time, our company has no other business activity other than that carried on through LG Lighting.

Distribution Agreement

Lions Gate Lighting entered into a non-exclusive distribution agreement with Sunway Lighting on May 5, 2005 to distribute the full product line of Sunway Lighting in North and South America. Under the terms of this agreement, Lions Gate Lighting is obligated to hold an inventory of samples sufficient to market the Sunway Lighting products in our territory and to purchase a minimum of 10,000 units of product within the first two years of the agreement. If we do not meet the minimum order, then the distribution agreement may be terminated by Sunway Lighting at their discretion. As of January 3, 2007, we have sold approximately 3,004 units of products from Sunway Lighting. At our current rate of sales, we do not anticipate we will be able to satisfy the minimum product purchase amount under the distribution agreement. As a result, we are currently negotiating an extension with Sunway Lighting or, alternatively, an amendment to reduce the minimum product purchase amount.

Our principal supplier, Sunway Lighting, designs and manufactures proprietary LED, or light emitting diode, in addition to other lighting and signage products. These products are unique, competitively priced and of the highest quality. The products are typically solution driven based on Sunway Lighting’s experience in the lighting and signage industries. The pricing varies from product line to product line but, on average; the mark-up is approximately 50% to non-distributors and retailers, and approximately 25% to distributors or wholesalers. Sunway Lighting’s reputation is that its products are innovative, rigorously tested, durable, long lasting and well built.

Results of Operations for the Period from May 2, 2005 (date of inception) to February 28, 2006

From May 2, 2005, the date of inception, to February 28, 2006, we have finalized our distributor agreement, raised working capital, established our premises, performed market research and testing, purchased our sample order, began marketing activities, purchased stocking orders and commenced our sales program.

During the period covered by our audited financial statements for the period ending February 28, 2006, we generated $17,110 in revenue. This revenue was generated from sales of our lighting and signage products. The majority of the sales were sample sales to re-sellers and value added retailers. The cost of sales on these orders was $15,121, or 88% of sales revenue. This margin is expected to improve over time for a number of reasons, including:

1) sample sales are at a deep discount to full value sales, often including testing products at no charge, 2) volume discounts are achievable on larger orders from our supplier, 3) shipping costs will be reduced on larger orders and also shipping by sea rather than by air, 4) the cost of LED products will drop as the product becomes more accepted by the marketplace. As the price falls, we feel our sales price will marginally fall over the next five years.

During the period covered by our audited financial statements for the period ending February 28, 2006, our operating expenses totaled $37,522, which included the incorporation costs of our company. Sales and marketing consultant costs were $22,540. We expect this number to increase to between approximately $24,000 and $40,000 over the next twelve month period which management anticipates will be adequate to support our business operations. Professional fees were $8,738, represented by fees paid and payable to auditors, accountants and lawyers. We expect professional fees to increase to between approximately $15,000 and $25,000 over the next twelve month period as we incur legal expenses associated with preparing this registration statement and prospectus. Advertising expenses were $1,127. We expect to expand our advertising activities to grow our market in the next twelve month period and anticipate these costs to increase to between $10,000 and $20,000. Amortization expense was $2,242, which we expect to remain consistent within the next twelve month period. Office and general expenses were $2,875, which we expect will increase to between approximately $4,000 and $8,000 over the next twelve month period as activities increase. We had a foreign currency translation adjustment gain of $3,479 as the Canadian dollar increased in value against the United States dollar during the period because we raised capital when the rates were higher and converted when rates were lower. We cannot determine with any certainty whether this will re-occur in the next twelve month period.

We reported a net loss of $35,533 for the period from our date of inception on May 2, 2005 to our fiscal year ended February 28, 2006.

Results of Operations for the Six Months Ended August 31, 2006

During the six months ended August 31, 2006, we generated $7,552 in revenue. This revenue was generated from sales of our lighting and signage products. The majority of the sales continue to be sample sales to re-sellers and value added retailers. The cost of sales on these orders was $7,772, or approximately 103% of sales revenue. The cost of sales during the six months ended August 31, 2006 were purchased with a higher United States exchange rate and included some samples for new customers. The majority of our sales were sample sales to potential customers.

During the six months ended August 31, 2006, our operating expenses totaled $28,908. Such costs included bad debts of $4,412, sales and marketing consultant costs of $5,449, professional fees of $13,953, advertising costs of $2,011, amortization expenses of $1,581, and office and general expenses of $1,502. We also incurred a foreign currency translation adjustment gain of $4,856 during the six months ended August 31, 2006.

We reported a net loss of $29,158 for the six months ended August 31, 2006.

Liquidity and Capital Resources

Presently, our revenue is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations.

There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon successful and sufficient market acceptance of our products and maintaining a break even or profitable level of operations.

We have incurred operating losses since inception, and this is likely to continue into the year ended February 28, 2007. Management projects that we may require an additional $59,000 to $105,000 to fund our operating expenditures for the next twelve month period. Projected working capital requirements for the next twelve month period, are broken down as follows:

Estimated Working Capital Expenditures During the Next Twelve Month Period
Operating expenditures
Marketing and Consultant Costs	$ 34,000 - $ 60,000
Office and General Expenses	$ 4,000 - $ 8,000
Professional Fees	$ 15,000 - $ 25,000
Website development costs	$ 1,000 - $ 2,000
Working capital	$ 5,000 - $ 10,000
Total	$ 59,000 - $105,000

                Our cash on hand as at August 31, 2006 was $656. As at August 31, 2006, we had a working capital deficiency of $5,710. We require funds to enable us to address our minimum current and ongoing expenses, continue with marketing and promotion activity connected with the development and marketing of our products and enable limited expansion of our website. We anticipate that our cash on hand and the revenue that we anticipate generating going forward from our operations may not be sufficient to satisfy all of our cash requirements for the next twelve month period. If we require any additional monies during this time, we plan to raise any such additional capital primarily through the private placement of our securities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on our audited annual financial statements for the period ended February 28, 2006, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors. There is substantial doubt about our ability to continue as a going concern as the continuation and expansion of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our products, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

The financial requirements of our company for the next twelve months are primarily dependent upon the financial support through credit facilities of our directors and additional private placements of our equity securities to our directors and shareholders or new shareholders. The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Even though our company has determined that we may not have sufficient working capital for the next twelve month period, our company has not yet pursued such financing options. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations. We do not currently have any plans to merge with another company, and we have not entered into any agreements or understandings for any such merger.

Operating Activities

Operating activities used cash of $37,563 for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006 and cash of $26,778 for the six months ended August 31, 2006. The cash used during the period was largely the result of the net loss from operations.

Investing Activities

Investing activities used cash of $6,166 for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006 as a result of the website development. Investing activities used cash of $Nil for the six months ended August 31, 2006.

Financing Activities

Financing activities provided cash of $60,661 for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006. During the period, our company issued 8,000,000 shares of common stock through private placements that raised $53,000. Our company received $7,661 from related parties.

Financing activities provided cash of $2,178 for the six months ended August 31, 2006 from a related party.

On May 2, 2005, we issued 3,000,000 shares to the directors of our company at an offering price of $0.001 per share for gross offering proceeds of $3,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Robert Fraser, Robert McIsaac and Bill Grossholz acquired 1,000,000 shares each. Mr. Fraser, Mr. McIsaac and Mr. Grossholz are not U.S. persons as that term is defined in Regulation S.

Between May 15, 2005 and June 30, 2005 we issued 5,000,000 common shares to 30 subscribers at an offering price of $0.01 per share for gross offering proceeds of $50,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S.

Future Operations

Our primary objectives for the next twelve month period include the further development and expansion of our marketplace. We believe that there is a strong market for our innovative and cost effective product lines. We intend on expanding our market-share by:

1.

Increasing marketing efforts to companies and retailers outside of British Columbia as we move forward. Thus far we have targeted retailers primarily in our area of Vancouver, British Columbia, but as we gain a stronger reputation locally, as revenues increase and as we are able to increase inventory, we can accommodate demand.

2.

Offering new innovative lighting and signage products from our sole supplier, and offering access to the latest manufacturing and technological advancements. This will maintain our competitive place in the marketplace.

3.	Developing relationships with new distributors will give us a solid base in the coming months as we execute our business plan.
4.

Diversifying our product catalogue to include varying LED products to target various industries. One such example is our purchase and current inventory of cutting-edge LED flashlights, that we have recently started marketing to the local area. This expansion will improve our monthly revenue as we ramp up our lighting and signage product catalogue.

Revenue Processing

Sales are processed either by cheque or through PayPal. PayPal facilitates electronic payments over the internet in exchange for a transaction fee. We currently do not accept PayPal payments through our website. The transaction fees and discount rates we pay to PayPal are 3.5% of the sales amount. We plan to establish a policy on additional charges to customers for using PayPal or discounts for paying by cheque or wire to cover these costs.

Our “User Agreement” with PayPal is a contract between our company and PayPal and relates to our use of the PayPal payment service and the services provided to us by PayPal. Sales through PayPal are transferred periodically to our operating bank account.

Marketing and Consultant Costs

During the next twelve months, we anticipate spending between $24,000 and $40,000 on sales and marketing consultant costs and between $10,000 and $20,000 on general marketing and advertising costs.

Our company is currently operated by Robert Fraser as our President and Chief Executive Officer and William Grossholz as our Secretary and Treasurer. We anticipate that we will periodically hire independent contractors to execute our marketing, sales, and business development functions. In the next twelve month period, we plan to hire independent contractors to assist in business development with an emphasis on marketing, recruiting and management of distributors, which costs we anticipate will be between $24,000 and $40,000. We may choose to compensate such persons with consideration other than cash, such as shares of our common stock or options to purchase shares of our common stock.

Currently, we have hired two consultants to perform business development, marketing, sales and corporate administrative functions pursuant to verbal agreements. We paid Cameron Fraser, a shareholder and son of director Robert Fraser, $11,220 in consulting fees during the period from May 2, 2005 to February 26, 2006 and paid Robert McIsaac, a director of our company, $11,300 during the same period. We also paid $800 to Mr. McIsaac and $4,649 to Mr. Fraser for consulting services during the six months ended August 31, 2006. On May 2, 2005, the incorporation date on the Company, we entered into verbal agreements with Mr. Fraser and Mr. McIsaac for the provision of services on a month-to-month basis. Mr. Fraser and Mr. McIsaac are responsible for making sales calls, negotiating sales, handling inventory receipts and shipping details and reporting to Robert Fraser/ William Grossholz. The agreement may be terminated by either party without notice at any time. It has been agreed that we will not pay either Mr. Fraser or Mr. McIsaac termination benefits upon the termination of their contracts, regardless of the circumstances. Payment for services is generally $1,500 per month per consultant but this amount may be higher or lower depending on the amount of services provided by Mr. Fraser or Mr. McIsaac within a particular pay period. Our company does not intend to formalize such verbal agreements into writing.

Our proposed general marketing and advertising activities for the next twelve month period include:

1.	Increased activity outside of British Columbia such as trade shows and print media advertisements.
2.	Focus on distributor and wholesaler relations, primarily establishing close relationships with distributors of our present and future core products from Sunway Lighting.
3.	Website development to incorporate new and unique tools to benefit all aspects of our growing business.
4.	Increased presence at trade shows both within and outside British Columbia where a majority of lighting relationships are formed.

Office and General Expenses

Office and general expenses include office and miscellaneous expenses. These costs are estimated to be between $4,000 to $8,000 during the next twelve month period based on previous costs and probable expansion of our business.

Professional Fees

We also incur expenses unrelated to the sales operations including legal expenses relating to the preparation of this registration statement and prospectus. We expect to incur a total of $15,000 in legal expenses related to the preparation and filing of this registration statement and prospectus. We also expect our ongoing professional fees, including fees payable to auditors, accountants and lawyers, to be between $15,000 and $25,000 over the next twelve month period, including the ongoing costs related to the filing of this registration statement and prospectus.

In management’s opinion, we need to achieve the following events or milestones in the next twelve month period in order for us to become a going concern:

1.

We must continue to develop new customers. New customers have been generated by cold-calls, email lists, web-site hits on our website www.lglcorp.com and most importantly, by referrals from current customers.

2.

We must increase the orders made by our existing customers. This will be accomplished by customer satisfaction with the performance and pricing of the existing product lines and by establishing additional product lines with existing customers.

3.	We must improve our gross profit margin by increasing our orders and decreasing our shipping costs.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations. We may purchase computer hardware and software for our ongoing operations.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

The audited and unaudited consolidated financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited and unaudited consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in our financial statements.

Foreign Currency Translation

The financial statements of our company are stated in United States dollars although we earn substantially all of our revenues in Canadian currency. The financial statements of our company are translated to United States dollars under the current rate method in accordance with SFAS No. 52 “Foreign Currency Translation”. Under the current rate method, all assets and liabilities are translated at the current rate, while stockholders’ equity accounts are translated at the appropriate historical rate. The translation of all currencies into United States dollars is included solely for your convenience. Such translation should not be construed as a representation that our foreign currencies can be converted into United States dollars at that rate or any other rate. The revenues and expenses that occur evenly over the period are translated at the weighted-average rate for the period. The cumulative translation adjustments balance is reported as a component of accumulated other comprehensive income.

Revenue Recognition

Our company recognizes revenue when delivery has occurred or services have been rendered and collect-ability is reasonably assured.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

•	We paid Cameron Fraser, a shareholder and son of director Robert Fraser, $11,220 in consulting fees during the period from May 2, 2005 to February 28, 2006.
•	We paid Robert McIsaac, a director of our company, $11,300 in consulting fees during the period from May 2, 2005 to February 28, 2006.
•	We paid $800 to Robert McIsaac and $4,649 to Cameron Fraser for consulting services during the six months ended August 31, 2006.
•

On May 2, 2005, we issued 3,000,000 shares to the directors of our company at an offering price of $0.001 per share for gross offering proceeds of $3,000 in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Robert Fraser, Robert McIsaac and Bill Grossholz acquired 1,000,000 shares each. Mr. Fraser, Mr. McIsaac and Mr. Grossholz are not U.S. persons as that term is defined in Regulation S.

•

During the year ended February 28, 2006, Robert Fraser, the President, Chief Executive Officer and director of our company, and William Grossholz, the Secretary, Treasurer and director of our company, provided bridge loans to our company totaling $7,661 from which we purchased inventory and covered prior shipping expenses, office furniture and supplies. During the six months ended August 31, 2006, Robert Fraser and William Grossholz provided additional bridge loans to our company totaling $2,178. The loans are unsecured, due on demand and non-interest bearing loans which have no fixed terms of repayment and no terms of conversion. The amount of the loans outstanding as of August 31, 2006 was $9,839. Our company does not intend to evidence this agreement by written contract.

Given that we are a start-up, development stage company, we believe that the terms of the foregoing transactions, and the funds provided thereby, was the only manner by which we could generate the funds required to implement the initial stages of our business plan.

The promoters of our company are our President, Chief Executive Officer and director, Robert Fraser, and our Secretary, Treasurer and director, William Grossholz.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1)           1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 80,000 shares as of the date of this prospectus; or

(2)           the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 3,000,000 shares of our common stock that may be sold pursuant to Rule 144 after May 2, 2006. Rule 144 applies to the 3,000,000 shares of our common stock except that subparagraph (k) of Rule 144 states that all shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

We are registering 5,000,000 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. There are currently 30 holders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

No executive officer of our company or our subsidiary has received an annual salary and bonus that exceeded $100,000 from the inception date of our company to our fiscal year ended February 28, 2006. The following table shows the compensation received by our executive officers for the period indicated:

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts	All Other Compen- sation
Robert Fraser President, Chief Executive Officer and Director(1)	2006	$Nil	$Nil	$Nil	Nil	Nil	Nil	Nil
William Grossholz Secretary, Treasurer and Director(2)	2006	$Nil	$Nil	$Nil	Nil	Nil	Nil	Nil

(1)    Robert Fraser was appointed as our President, Chief Executive Officer and director on May 2, 2005.

(2)    William Grossholz was appointed as our Secretary, Treasurer and director on May 2, 2005.

Stock Options and Stock Appreciation Rights

From the date of our inception to our fiscal year ended February 28, 2006, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation of Directors

We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the fiscal period ended February 28, 2006.

We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

We have not entered into any employment agreement or consulting agreements with our directors and executive officers. There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-

cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the SEC's website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We are currently not required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board following the effectiveness of this registration statement of which this prospectus forms a part. If that happens, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the internet at the SEC's website at http://www.sec.gov.

You may read and copy any materials that we file with the Securities and Exchange Commission at the SEC's public reference room at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in United States dollars and are prepared in conformity with generally accepted accounting principles of the United States.

The following consolidated financial statements pertaining to our company are filed as part of this registration statement:

Audited consolidated financial statements for the period from May 2, 2005, the date of inception, to our fiscal year ended February 28, 2006:

Unaudited interim consolidated financial statements for the six months ended August 31, 2006:
Interim Consolidated Balance Sheet	51
Interim Consolidated Statement of Operations	52
Interim Consolidated Statement of Cash Flows	53
Interim Consolidated Statements of Stockholders’ Equity	54
Notes to the Interim Consolidated Financial Statements	55

LIONS GATE LIGHTING INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2006

(Stated in US Dollars)

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine St. Suite 3
Certified Public Accountants and Business Consultants	Murray, Utah 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors

Lions Gate Lighting, Inc. and Subsidiary

Vancouver, BC, Canada

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Lions Gate Lighting, Inc. and Subsidiary at February 28, 2006 and the consolidated statements of operations, stockholders' equity and cash flows for the period May 2, 2005 (date of inception) to February 28, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lions Gate Lighting, Inc. and Subsidiary at February 28, 2006 and the results of operations and cash flows for the period May 2, 2005 to February 28, 2006 in conformity with accounting principles generally accepted in the United States of America..

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah
May 12, 2006	/s/ Madsen & Associates, CPA’s Inc.

LIONS GATE LIGHTING INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

February 28, 2006

(Stated in US Dollars)

ASSETS

Current
Cash	$ 20,411
Accounts receivable	7,451
Inventory	8,484

Total current assets	36,346
Website, net of amortization – Note 3	3,924

$ 40,270

LIABILITIES

Current
Accounts payable	$ 11,663
Due to related parties – Note 5	7,661

Total current liabilities	19,324

STOCKHOLDERS’ EQUITY

Capital stock – Note 4
Authorized
100,000,000 common shares, par value $0.001 per share
Issued and outstanding
8,000,000 common shares	8,000
Additional paid-in capital	45,000
Comprehensive income	3,479
Deficit	(35,533)

Total stockholders’ equity	20,946

$ 40,270

Nature and Continuance of Operations – Note 1

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

for the period May 2, 2005 (Date of Inception) to February 28, 2006

(Stated in US Dollars)

Revenue	$ 17,110

Cost of sales	15,121

Gross profit	1,989

Operating expenses	37,522

Loss from operations	(35,533)

Other:
Foreign currency translation adjustment	3,479

Net comprehensive loss for the period	$ (32,054)

Basic and diluted loss per share	$ (0.00)

Weighted average number of shares outstanding	8,000,000

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period May 2, 2005 (Date of Inception) to February 28, 2006

(Stated in US Dollars)

	Common Stock
			Additional
			Paid-in	Comprehensive
	Shares	Par Value	Capital	Income	Deficit	Total

Capital stock issued for cash:
May 2, 2005 - at $0.001	3,000,000	$ 3,000	$ -	$ -	$ -	$ 3,000
May 15 to July 15, 2005 - at $0.01	5,000,000	5,000	45,000	-	-	50,000

Foreign currency translation adjustment	-	-	-	3,479	-	3,479

Net loss for the period	-	-	-	-	(35,533)	(35,533)

Balance, February 28, 2006	8,000,000	$ 8,000	$ 45,000	$ 3,479	$ (35,533)	$ 20,946

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

for the period May 2, 2005 (Date of Inception) to February 28, 2006

(Stated in US Dollars)

Operating Activities
Net loss for the period	$ (35,533)
Add item not involving cash:
Depreciation	2,242
Changes in operating working capital items:
Accounts receivable	(7,451)
Inventory	(8,484)
Accounts payable	11,663

(37,563)

Investing Activity
Website development	(6,166)

Financing Activities
Due to related parties	7,661
Issuance of common stock for cash	53,000

60,661

Effect of foreign exchange on cash	3,479

Increase in cash during the period	20,411

Cash, at beginning of the period	-

Cash, end of the period	$ 20,411

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING CORP. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

February 28, 2006

(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

Organization and Nature of Business

Lions Gate Lighting Corp. was incorporated on May 2, 2005, in the State of Nevada. LG Lighting Corp. is a wholly-owned subsidiary of Lions Gate Lighting Corp. LG Lighting Corp. was incorporated on May 11, 2005, in the Province of British Columbia, Canada. The results of operations of LG Lighting Corp. have been consolidated with the results of operations of Lions Gate Lighting Corp. The consolidated entity is referred to as the Company. The Company markets lighting products throughout `North America.

The Company’s fiscal year end is February 28.

Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At February 28, 2006, the Company does not have sufficient working capital to support its planned operations and service its debts for the next fiscal year, had not yet achieved profitable operations, has accumulated losses of $35,533 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

Note 2	Summary of Significant Accounting Policies – (cont’d)

Basis of Consolidation

These consolidated financial statements include the assets, liabilities and operating results of the Company and its wholly-owned subsidiary, LG Lighting Corp. All significant intercompany balances and transactions have been eliminated.

Financial Instruments

The carrying amounts of financial instruments consisting of cash, accounts receivable, accounts payable and due to related parties are considered by management to be their estimated fair values due to their short-term maturities. The Company is not exposed to significant interest, currency or credit risk arising from its financial instruments.

Inventory

Inventory, which consists of merchandise, is valued at the lower of cost and market value using the first in, first out (FIFO) method.

Website Costs

The Company recognizes the costs incurred in the development of the Company’s website in accordance with EITF 00-2 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Accordingly, direct costs incurred during the application stage of development are capitalized and amortized over the estimated over the estimated useful life of two years. Fees incurred for website hosting are expensed over the period of the benefit. Costs of operating the website are expensed as incurred.

Revenue Recognition

The Company recognizes revenue upon delivery to the customer and when collection is reasonably assured.

Income Taxes

Income taxes are recognized in accordance with SFAS No. 109, “Accounting for Income Taxes”, whereby deferred income tax liabilities or assets at the end of each period are determined by applying currently enacted tax rates to temporary differences and loss carry forwards. A valuation allowance is recognized on deferred tax assets when it is more likely than not that some or all of these deferred tax assets will not be realized.

Note 2	Summary of Significant Accounting Policies – (cont’d)

Basic and Diluted Loss Per Share

In accordance with SFAS No. 128 “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased where the effects of options, warrants or other common stock equivalents are dilutive.

At February 28, 2006, basic and diluted loss per share are equal because there are no outstanding common stock equivalents.

Foreign Exchange

The Company’s functional currency is in Canadian dollars as substantially all of the Company’s operations are in Canada. The Company used the United States dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission (“SEC”) in accordance with the FAS No. 52 “Foreign Currency Translation”.

Assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect at the period-end and capital accounts are translated at historical rates. Income statement accounts are translated at the average rates of exchange prevailing during the period. Translation adjustments from the use of different exchange rates from period to period are included in the comprehensive income account in Stockholder’s Equity, if applicable.

Advertising and Market Development

The Company expenses advertising and market development costs as incurred.

Note 3	Website

2006
		Accumulated	Net
	Cost	Amortization	Book Value

Website	$ 6,277	$ 2,353	$ 3,924

Note 4       Capital Stock

During the period ended February 28, 2006, the Company issued 3,000,000 and 5,000,000 common shares at $0.001 and $0.01 per share respectively for cash proceeds totalling $53,000.

Note 5	Related Party Transactions

During the period ended February 28, 2006:

-              the Company incurred consulting fees totalling $11,300 with a director of the Company.

-              the Company received loans from directors totalling $7,661. These loans do not bear interest and have no fixed terms of repayment.

-              the Company issued 3,000,000 common shares to directors of the Company for total proceeds of $3,000.

Note 6	Deferred Income Taxes

The following table summarizes the significant components of the Company’s deferred tax assets:

Deferred tax assets
Non-capital loss carryforward	$ 10,651
Valuation allowance for deferred tax asset	(10,651)

$ -

The amount taking into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is more likely than not to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

At February 28, 2006, the Company has accumulated non-capital losses totalling $35,533 that is available to reduce taxable income in future taxation years. These losses expire between 2016 and 2026.

Note 7	Commitment

Pursuant to a distributor agreement dated May 27, 2005, the Company acquired the non-exclusive right to market, sell and distribute North America and South America the full product line of Sunway Lighting Technology Co. Ltd. (“Sunway”). The Company has agreed to purchase 10,000 inventory units within two years of the date of the agreement or it forfeits all rights in the agreement. In addition, the agreement requires the Company to order and maintain stock levels that are necessary to support distribution efforts, as determined by Sunway, after the 10,000 unit minimum purchase requirement has been met.

LIONS GATE LIGHTING INC. AND SUBSIDIARY

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2006

(Stated in US Dollars)

(Unaudited)

LIONS GATE LIGHTING INC. AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEET

August 31 2006

(Stated in US Dollars)

(Unaudited)

August 31,
ASSETS	2006

Current
Cash	$ 656
Accounts receivable, net of allowance for doubtful accounts of $4,412	8,774
Inventory	2,202

Total current assets	11,632

Website, net of amortization – Note 3	2,354

$ 13,986

LIABILITIES

Current
Accounts payable	$ 7,503
Due to related parties – Note 4	9,839

Total current liabilities	17,342

STOCKHOLDERS’ EQUITY

Capital stock
Authorized
100,000,000 common shares, par value $0.001 per share
Issued and outstanding
8,000,000 common shares	8,000
Additional paid-in capital	45,000
Comprehensive income	8,335
Deficit	(64,691)

Total stockholders’ equity	(3,356)

$ 13,986

Nature and Continuance of Operations – Note 2

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

for the three months ended August 31, 2006 and 2005,

for the six months ended August 31, 2006

and the period May 2, 2005 (Date of Inception) to August 31, 2005

(Stated in US Dollars)

(Unaudited)

			Six months	May 2, 2005
	Three months ended		ended	(Date of Inception) to
	August 31,		August 31,	August 31,
	2006	2005	2006	2005

Revenue	$ 1,784	$ -	$ 7,522	$ -

Cost of sales	1,512	-	7,772	-

Gross margin	272	-	(250)	-

Operating expenses	17,310	10,475	28,908	13,757

Loss from operations	(17,038)	(10,475)	(29,158)	(13,757)

Other:
Foreign currency translation adjustment	4,641	796	4,856	862

Net comprehensive loss for the period	$ (12,397)	$ (9,679)	$ (24,302)	$ (12,895)

Basic and diluted loss per share	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)

Weighted average number of shares outstanding	8,000,000	8,000,000	8,000,000	6,800,000

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

for the six months ended August 31, 2006 and

for the period May 2, 2005 (Date of Inception) to August 31, 2005

(Stated in US Dollars)

(Unaudited)

		May 2, 2005
	Six months	(Date of
	ended	Inception) to
	August 31,	August 31,
	2006	2005

Operating Activities
Net loss for the period	$ (29,158)	$ (13,757)
Add item not involving cash:
Depreciation	1,581	1,086
Bad debt expense	4,412	-
Changes in operating working capital items:
Accounts receivable	(5,735)	-
Inventory	6,282	(6,015)
Accounts payable	(4,160)	2,782

	(26,778)	(15,904)

Investing Activity
Website development	-	(4,707)

Financing Activities
Increase in due to related parties	2,178	-
Issuance of common shares for cash	-	53,000

	2,178	53,000

Effect of foreign exchange on cash	4,845	953

Increase (decrease) in cash during the period	(19,755)	33,342

Cash, beginning of the period	20,411	-

Cash, end of the period	$ 656	$ 33,342

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING INC. AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

for the period May 2, 2005 (Date of Inception) to August 31, 2006

(Stated in US Dollars)

(Unaudited)

	Common Stock
			Additional
			Paid-in	Comprehensive
	Shares	Par Value	Capital	Income	Deficit	Total

Capital stock issued for cash:
May 2, 2005 - at $0.001	3,000,000	$ 3,000	$ -	$ -	$ -	$ 3,000
May 15 to July 15, 2005 - at $0.01	5,000,000	5,000	45,000	-	-	50,000
Foreign currency translation adjustment	-	-	-	3,479	-	3,479
Net loss for the period	-	-	-	-	(35,533)	(35,533)

Balance, February 28, 2006	8,000,000	8,000	45,000	3,479	(35,533)	20,946
Foreign currency translation adjustment	-	-	-	4,856	-	4,856
Net loss for the period	-	-	-	-	(29,158)	(29,158)

Balance, August 31, 2006	8,000,000	$ 8,000	$ 45,000	$ 8,335	$ (64,691)	$ (3,356)

SEE ACCOMPANYING NOTES

LIONS GATE LIGHTING CORP. AND SUBSIDIARY

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

August 31, 2006

(Stated in US Dollars)

(Unaudited)

Note 1	Interim Reporting

While the information presented in the accompanying interim financial statements is unaudited, it includes all adjustments, which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. It is suggested that these interim financial statements be read in conjunction with the Company’s February 28, 2006 financial statements.

The results of operations for the period ended August 31, 2006 are not necessarily indicative of the results that can be expected for the year ended February 28, 2007.

Note 2	Nature and Continuance of Operations

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At August 31, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $64,691 since its inception and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 3	Website

August 31, 2006
		Accumulated	Net
	Cost	Depreciation	Book Value

Website	$ 6,277	$ 3,923	$ 2,354

Note 4	Related Party Transactions

During the six months ended August 31, 2006:

-              the Company was charged consulting fees totalling $5,449 by directors of the Company.

-              the Company received loans from directors totalling $2,178. These loans do not bear interest and have no fixed terms of repayment.

Note 5	Commitment

Pursuant to a distributor agreement dated May 27, 2005, the Company acquired the non-exclusive right to market, sell and distribute in North and South America the full product line of Sunway Lighting Technology Co. Ltd. (“Sunway”). The Company has agreed to purchase 10,000 inventory units within two years of the date of the agreement or it forfeits all rights in the agreement. In addition, the agreement requires the Company to order and maintain stock levels that are necessary to support distribution efforts, as determined by Sunway, after the 10,000 unit minimum purchase requirement has been met. The Company does not anticipate that it will be able to satisfy the minimum purchase requirement and is currently negotiating an extension or amendment to this distribution agreement.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys’ fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. Our company may, in our discretion, pay the expenses (including attorneys’ fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees		$5.35
Printing and engraving expenses	$	Nil(1)
Accounting fees and expenses		$12,500(1)
Legal fees and expenses		$15,000(1)
Transfer agent and registrar fees		$2,000(1)
Fees and expenses for qualification under state securities laws	$	Nil
Miscellaneous		$1,000(1)
Total		$30,505.35

(1) We have estimated these amounts

Item 26 RECENT SALES OF UNREGISTERED SECURITIES

On May 2, 2005, we issued 3,000,000 common shares to Robert Fraser, Robert McIsaac and Bill Grossholz at an offering price of $0.001 per share for gross offering proceeds of $3,000 in an offshore transaction pursuant to Rule 903 of Regulation S of the Securities Act of 1933. Mr. Fraser, Mr. McIsaac and Mr. Grossholz are directors of our company and subscribed for 1,000,000 shares each. None of the three subscribers were U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Between May 15, 2005 and June 30, 2005, we issued 5,000,000 common shares to the following 30 subscribers at an offering price of $0.01 per share for gross offering proceeds of $50,000 in offshore transactions relying on Rule 903 of Regulation S of the Securities Act of 1933. None of the subscribers were U.S. persons at that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing. We are subject to Category 3 of Rule 903 of Regulation S and accordingly we implemented the offering restrictions required by Category 3 of Rule 903 of Regulation S by including a legend on all offering materials and documents which stated that the shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to US persons unless the shares are registered under the Securities Act of 1933, or an exemption from the registration requirements of the Securities Act of 1933 is available. The offering materials and documents also contained a statement that hedging transactions involving the shares may not be conducted unless in compliance with the Securities Act of 1933.

Name of Stockholder	Number of Common Shares Subscribed
Bruce Durnie	200,000
Darryl Flash	150,000
Doug Schmidt	150,000
Paul Durnie	150,000
Emily Amisano	200,000
Ken Harvey	50,000
Violetta Harvey	200,000
Sandra Foley	50,000
Greg Burnett	350,000
Beverlee Amisano	350,000
Brenda Hanson	200,000
Ken Petersen	150,000
Casey Whitworth	150,000
Gary Weeks	150,000
Peter Knowles	150,000
John Grossholz	150,000
Melina Grossholz	150,000
Charles Grossholz	150,000
Don Wong	200,000
Loretta Wong	150,000
Cameron Fraser	150,000
Brendan Fraser	150,000
Dustin Hicks	150,000
Jonathon Ye	200,000
Stephanie Scott	150,000
Al Hewer	150,000
Julie Shindale	150,000
Greg Shindale	150,000
Ashley Hewer	150,000
Margeret McIsaac	150,000

Item 27 EXHIBITS

Exhibit Number	Description

3.1(1)	Articles of Incorporation

3.2(1)	Bylaws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1(1)	Form of Subscription Agreement, dated May 2, 2005, used in the private placements between our company and Robert Fraser, William Grossholz and Robert McIsaac

10.2(1)	Form of Subscription Agreement used in the private placements between our company and the 30 investors as set out in Item 26 of the Form SB-2

10.3(2)	Distribution Agreement between our company and Sunway Lighting Corp.

10.4(2)	Material terms of verbal consulting agreement entered into between our company and Cam Fraser

10.5(2)	Material terms of verbal consulting agreement entered into between our company and Robert McIsaac

21(2)	Subsidiaries of Lions Gate Lighting Corp.: LG Lighting Corp., a British Columbia company

23.1*	Consent of Madsen & Associates, CPA’s Inc., Certified Public Accountants
23.2*	Consent of Clark Wilson LLP (included in exhibit 5.1)

*    Filed herewith

(1)    Incorporated by reference from our Registration Statement on Form SB-2 filed on July 12, 2006.

(2)    Incorporated by reference from our Registration Statement on Form SB-2/A filed on September 22, 2006.

Item 28 UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)           file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)           any prospectus required by Section 10(a)(3) of the Securities Act;

(b)           reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)           for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia, Canada, on January 5, 2007.

LIONS GATE LIGHTING CORP.

/s/ Robert Fraser

By: Robert Fraser

President, Chief Executive Officer and Director

(Principal Executive Officer)

Dated: January 5, 2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Fraser as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Robert Fraser

By: Robert Fraser

President, Chief Executive Officer and Director

(Principal Executive Officer)

Dated: July 12, 2006

/s/ William Grossholz

By: William Grossholz

Secretary, Treasurer and Director

(Principal Financial Officer and Principal Accounting Officer)

Dated: July 12, 2006

/s/ Robert McIsaac

By: Robert McIsaac

Director

Dated: July 12, 2006

EXHIBIT INDEX

Exhibit Number	Description

3.1(1)	Articles of Incorporation

3.2(1)	Bylaws

5.1*	Opinion of Clark Wilson LLP regarding the legality of the securities being registered

10.1(1)	Form of Subscription Agreement, dated May 2, 2005, used in the private placements between our company and Robert Fraser, William Grossholz and Robert McIsaac

10.2(1)	Form of Subscription Agreement used in the private placements between our company and the 30 investors as set out in Item 26 of the Form SB-2

10.3(2)	Distribution Agreement between our company and Sunway Lighting Corp.

10.4(2)	Material terms of verbal consulting agreement entered into between our company and Cam Fraser

10.5(2)	Material terms of verbal consulting agreement entered into between our company and Robert McIsaac

21(2)	Subsidiaries of Lions Gate Lighting Corp.: LG Lighting Corp., a British Columbia company

23.1*	Consent of Madsen & Associates, CPA’s Inc., Certified Public Accountants
23.2*	Consent of Clark Wilson LLP (included in exhibit 5.1)

*    Filed herewith

(1)    Incorporated by reference from our Registration Statement on Form SB-2 filed on July 12, 2006.

(2)    Incorporated by reference from our Registration Statement on Form SB-2/A filed on September 22, 2006.

CW657981.49